Exhibit 99.3

PART IV

ITEM 15.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following documents are filed as part of this Form 10-K:

1.

Consolidated Financial Statements.    The following consolidated financial statements of i2 Technologies, Inc., as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 are filed as part of this Form 10-K on the pages indicated:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

i2 Technologies, Inc.

Dallas, Texas

We have audited i2 Technologies, Inc. and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the accompanying consolidated financial statements as of and for the years ended December 31, 2008 and 2007 of the Company and our report dated March 11, 2009 expressed an unqualified opinion.

/s/ GRANT THORNTON LLP

Dallas, Texas

March 11, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

i2 Technologies, Inc.

Dallas, Texas

We have audited the accompanying consolidated balance sheet of i2 Technologies, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income, stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 13 to the consolidated financial statements, the Company changed its method of accounting for unrecognized tax benefits as of January 1, 2007, in connection with the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes: an interpretation of FASB Statement No. 109.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), as of January 1, 2009, and accordingly, adjusted the previously issued consolidated balance sheets as of December 31, 2008 and 2007 and related statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2008.

We also have audited the adjustments to the 2006 financial statements to retrospectively apply the change in accounting for convertible debt, as described in Note 1 to the financial statements. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2006 financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2006 financial statements taken as a whole.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 11, 2009 expressed an unqualified opinion.

/s/ GRANT THORNTON LLP

Dallas, Texas

March 11, 2009, except with respect to the change in accounting for convertible debt (Note 1) and subsequent events (Note 16), as to which the date is as of November 18, 2009.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

i2 Technologies, Inc.

Dallas, Texas

We have audited, before the effects of the adjustments to retrospectively apply the change in accounting discussed in Note 1 to the consolidated financial statements, the consolidated statements of operations and comprehensive income, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2006, of i2 Technologies, Inc. and subsidiaries (the “Company”) (the 2006 consolidated financial statements before the effects of the adjustments discussed in Note 1 to the consolidated financial statements are not presented herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements, before the effects of the adjustments to retrospectively apply the change in accounting discussed in Note 1 to the consolidated financial statements, present fairly, in all material respects, the results of the Company’s operations and its cash flows for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in accounting discussed in Note 1 to the consolidated financial statements and, accordingly, we do not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied. Those retrospective adjustments were audited by other auditors.

/s/ Deloitte & Touche LLP

Dallas, Texas

March 30, 2007

i2 TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	December 31, 2008	December 31, 2007
	(as adjusted)	(as adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$238,013	$120,978
Restricted cash	5,777	8,456
Accounts receivable, net	25,846	25,108
Other current assets	9,477	7,746

Total current assets	279,113	162,288
Premises and equipment, net	4,915	7,559
Goodwill	16,684	16,684
Non-current deferred tax asset	7,289	8,454
Other non-current assets	5,024	6,020

Total assets	$313,025	$201,005

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,855	$4,741
Accrued liabilities	15,116	14,631
Accrued compensation and related expenses	18,679	17,636
Deferred revenue	53,028	61,715

Total current liabilities	91,678	98,723
Total long-term debt, net	64,520	61,362
Taxes payable	6,948	4,484

Total liabilities	163,146	164,569
Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $0.001 par value, 5,000 shares authorized, none issued and outstanding	—	—
Series A junior participating preferred stock, $0.001 par value, 2,000 shares authorized, none issued and outstanding	—	—
Series B 2.5% convertible preferred stock, $1,000 par value, 150 shares authorized, 109 issued and outstanding at December 31, 2008 and 107 issued and outstanding December 31, 2007	106,591	103,450
Common stock, $0.00025 par value, 2,000,000 shares authorized, 21,895 and 21,448 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	5	5
Additional paid-in capital	10,498,453	10,484,231
Accumulated other comprehensive income	1,509	9,963
Accumulated deficit	(10,456,679)	(10,561,213)

Net stockholders’ equity	149,879	36,436

Total liabilities and stockholders’ equity	$313,025	$201,005

See accompanying notes to consolidated financial statements.

i2 TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except per share data)

	Years Ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
Revenues:
Software solutions	$46,852	$47,721	$76,243
Services	123,564	122,682	106,493
Maintenance	85,397	87,457	92,828
Contract	—	2,450	4,113

Total revenues	255,813	260,310	279,677

Costs and expenses:
Cost of revenues:
Software solutions	9,316	8,567	12,862
Services	89,928	97,397	87,472
Maintenance	10,139	11,074	10,488
Contract	—	—	311
Amorization of aquired technology	4	25	21
Sales and marketing	45,135	41,872	48,185
Research and development	29,241	33,513	35,200
General and administrative	42,062	37,770	56,129
Amortization of intangibles	100	78	17
Restructuring charges and adjustments	(95)	3,955	(403)

Costs and expenses, subtotal	225,830	234,251	250,282
Intellectual property settlement, net	(79,860)	921	—

Total costs and expenses	145,970	235,172	250,282

Operating income	109,843	25,138	29,395
Non-operating income (expense), net:
Interest income	3,876	5,488	5,305
Interest expense	(7,473)	(7,372)	(8,395)
Realized gains on investments, net	—	—	475
Foreign currency hedge and transaction losses, net	(1,700)	(678)	(219)
Other income (expense), net	11,510	(776)	(434)

Total non-operating income (expense), net	6,213	(3,338)	(3,268)

Income before income taxes	116,056	21,800	26,127
Income tax expense	8,382	6,133	3,821

Net income	107,674	15,667	22,306

Preferred stock dividend and accretion of discount	3,140	3,071	2,940

Net income applicable to common stockholders	$104,534	$12,596	$19,366

Net income per common share applicable to common stockholders:
Basic	$3.97	$0.49	$0.76
Diluted	$3.91	$0.47	$0.75
Weighted-average common shares outstanding:
Basic	26,333	25,816	25,328
Diluted	26,711	26,748	25,883
Comprehensive income:
Net income applicable to common stockholders	$104,534	$12,596	$19,366

Other comprehensive income (loss):
Foreign currency translation adjustments	(8,454)	7,565	3,545

Total other comprehensive income (loss)	(8,454)	7,565	3,545

Total comprehensive income	$96,080	$20,161	$22,911

See accompanying notes to consolidated financial statements.

i2 TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT)

Years Ended December 31, 2008, 2007 and 2006

(In thousands)

	Preferred Stock		Common Stock		Warrants and Additional Paid in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’ Equity/
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	(Deficit)
					(as adjusted)		(as adjusted)	(as adjusted)
Balance as of December 31, 2005 (as previously reported)	104	100,065	20,702	5	10,423,387	(1,147)	(10,592,964)	(70,654)
Cumulative effect of accounting change (adoption of FSP APB 14-1)					23,415		(211)	23,204

Balance as of December 31, 2005 (as adjusted)	104	100,065	20,702	5	10,446,802	(1,147)	(10,593,175)	(47,450)

Cumulative effect of accounting change (adoption of FSP APB 14-1)					2,715			2,715
Preferred stock dividend and accretion of discount	1	1,621	—	—		—	(2,940)	(1,319)
Common stock issuance from options and employee stock plans	—	—	—	—	2,584	—	—	2,584
Stock based compensation	—	—	303	—	16,290	—	—	16,290
Foreign currency translation	—	—	—	—	—	3,545	—	3,545
Net income	—	—	—	—	—	—	22,306	22,306

Balance as of December 31, 2006	105	$101,686	21,005	$5	$10,468,391	$2,398	$(10,573,809)	$(1,329)

Preferred stock dividend and accretion of discount	2	1,764	—	—	—	—	(3,071)	(1,307)
Common stock issuance from options and employee stock plans	—	—	443	—	3,399	—	—	3,399
Stock based compensation	—	—		—	12,441	—	—	12,441
Foreign currency translation	—	—	—	—	—	7,565	—	7,565
Net income	—	—	—	—	—	—	15,667	15,667

Balance as of December 31, 2007	107	$103,450	21,448	$5	$10,484,231	$9,963	$(10,561,213)	$36,436

Preferred stock dividend and accretion of discount	2	3,141					(3,140)	1
Common stock issuance from options and employee stock plans			447		526			526
Stock based compensation					13,696			13,696
Foreign currency translation						(8,454)		(8,454)
Net income							107,674	107,674

Balance as of December 31, 2008	109	$106,591	21,895	$5	$10,498,453	$1,509	$(10,456,679)	$149,879

See accompanying notes to consolidated financial statements.

i2 TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Twelve Months Ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
Cash flows from operating activities:
Net income	$107,674	$15,667	$22,306
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt issuance expense	690	684	772
Debt discount accretion	3,157	3,055	2,957
Depreciation and amortization	3,574	4,726	5,901
Stock based compensation	13,685	12,388	16,293
Gain on sale of securities	—	—	(501)
Loss (gain) on disposal of premises and equipment	141	256	(170)
Expense (credit) for bad debts charged to costs and expenses	368	6	(479)
Deferred income taxes	1,145	816	(1,736)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(995)	910	746
Other assets	(12,659)	8,123	7,665
Deferred contract costs	—	—	311
Accounts payable	1,547	(2,852)	(691)
Taxes payable	2,088	—	—
Accrued liabilities	992	(7,948)	(12,437)
Accrued compensation and related expenses	2,286	(6,842)	(364)
Deferred revenue	(9,150)	(12,549)	(25,807)

Net cash provided by operating activities	114,543	16,440	14,766

Cash flows provided by (used in) investing activities:
Restrictions (placed) released on cash	2,679	(3,830)	147
Purchases of premises and equipment	(1,253)	(1,341)	(2,386)
Proceeds from sale of premises and equipment	26	24	232
Proceeds from sale of securities	—	—	501
Business acquisitions	—	(2,124)	(569)

Net cash provided by (used in) investing activities	1,452	(7,271)	(2,075)

Cash flows provided by (used in) financing activities:
Repurchase of debt	—	—	(24,997)
Proceeds from sale of convertible debt	—	—	7,500
Cash dividends paid — preferred stock		(1,307)	(1,327)
Payment of debt issuance costs	—	—	(484)
Net proceeds from common stock issuance from options and employee stock purchase plans	538	3,399	2,584

Net cash provided by (used in) financing activities	538	2,092	(16,724)

Effect of exchange rates on cash	502	298	570

Net change in cash and cash equivalents	117,035	11,559	(3,463)
Cash and cash equivalents at beginning of period	120,978	109,419	112,882

Cash and cash equivalents at end of period	$238,013	$120,978	$109,419

Supplemental cash flow information
Interest paid	$4,312	$4,312	$5,417
Income taxes paid (net of refunds received)	$4,760	$5,093	$4,780
Schedule of non-cash financing activities
Preferred stock dividend and accretion of discount	$3,140	$1,764	$1,613

See accompanying notes to consolidated financial statements.

i2 TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table dollars in thousands, except per share data)

1.    Summary of Significant Accounting Policies

Nature of Operations.    We are a provider of supply chain management solutions, consisting of various software and service offerings. In addition to application software, we offer hosted software solutions, such as business optimization and technical consulting, managed services, training, solution maintenance, software upgrades and development. We operate our business in one business segment. Supply chain management is the set of processes, technology and expertise involved in managing supply, demand and fulfillment throughout divisions within a company and with its customers, suppliers and partners. The goals of our solutions include increasing supply chain efficiency and enhancing customer and supplier relationships by managing variability, reducing complexity, improving operational visibility, increasing operating velocity and integrating planning and execution. Our offerings are designed to help customers better achieve the following critical business objectives:

•	Visibility — a clear and unobstructed view up and down the supply chain

•	Planning — supply chain optimization to match supply and demand considering system-wide constraints

•	Collaboration — interoperability with supply chain partners and elimination of functional silos

•	Control — management of data and business processes across the extended supply chain

Principles of Consolidation.    The consolidated financial statements include the accounts of i2 Technologies, Inc. and its wholly-owned subsidiaries. All inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates.    Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, provision for doubtful accounts and sales returns, fair value of investments, fair value of acquired intangible assets and goodwill, useful lives of intangible assets and property and equipment, income taxes, restructuring obligations, fair value of stock options, warrants and derivatives, and contingencies and litigation, among others. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ significantly from the estimates made by management with respect to these items and other items that require management’s estimates.

Cash and cash equivalents.    Cash and cash equivalents include cash on hand, demand deposits with financial institutions, short-term time deposits and other liquid investments in debt securities with initial maturities of less than three months when acquired by us.

Restricted Cash.    At December 31, 2008 restricted cash included $5.8 million pledged as collateral for outstanding letters of credit and bank guarantees. At December 31, 2007, restricted cash included $8.4 million pledged as collateral for outstanding letters of credit and bank guarantees. We attempt to limit our restricted cash and cash balances held in foreign locations. (See Note 6 — Borrowings and Debt Issuance Costs)

Allowance for Doubtful Accounts.    The allowance for doubtful accounts is a reserve established through a provision for bad debts charged to expense and represents our best estimate of probable losses resulting from non-payment of amounts recorded in the existing accounts receivable portfolio. The allowance, in our judgment, is necessary to reserve for known and inherent collection risks in the accounts receivable portfolio. In estimating

i2 TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the allowance for doubtful accounts, we consider our historical write-off experience, accounts receivable aging reports, the credit-worthiness of individual customers, economic conditions affecting specific customer industries and general economic conditions, among other factors. Should any of these factors change, our estimate of probable losses due to bad debts could also change, which could affect the level of our future provisions for bad debts.

Financial Instruments.    Financial assets that potentially subject us to a concentration of credit risk consist principally of investments and accounts receivable. Cash on deposit is held with financial institutions with high credit standings. Debt security investments are generally in highly rated corporations and municipalities as well as agencies of the U.S. government. Our customer base consists of large numbers of geographically diverse customers dispersed across many industries. As a result, concentration of credit risk with respect to accounts receivable is not significant. However, we periodically perform credit evaluations for most of our customers and maintain reserves for potential losses. In certain situations we may require letters of credit to be issued on behalf of some customers to mitigate our exposure to credit risk. We may also use foreign exchange contracts to hedge the risk in receivables denominated in non-functional currencies. Risk of non-performance by counterparties to such contracts is minimal due to the size and credit standings of the financial institutions used. Additionally, the potential risk of loss with any one party resulting from this type of credit risk is monitored and risks are also mitigated by utilizing multiple counterparties.

Premises and Equipment.    Premises and equipment are recorded at cost and are depreciated over their useful lives ranging from three to seven years using the straight-line method. Leasehold improvements are amortized over the shorter of the expected term of the lease or estimated useful life.

Goodwill.    We test goodwill for impairment once annually at December 31 or more frequently if an event occurs or circumstances change that may indicate that the fair value of our reporting unit is below its carrying value. Goodwill is tested for impairment using a two-step approach. The first step is to compare the fair value of the reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired and the second step is not required. If the fair value of the reporting unit is less than its carrying amount, the second step of the impairment test measures the amount of the impairment loss, if any. The second step of the impairment test is to compare the implied fair value of goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, an impairment loss is recognized equal to that excess. The implied fair value of goodwill is calculated in the same manner that goodwill is calculated in a business combination, whereby the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price. The excess “purchase price” over the amounts assigned to assets and liabilities would be the implied fair value of goodwill.

As stated above, we currently operate as a single reporting unit and all of our goodwill is associated with the entire company. Accordingly, we generally assume that the minimum value of our single reporting unit is our market capitalization, which is the product of (i) the number of shares of common stock issued and outstanding and (ii) the market price of our common stock.

Goodwill totaled $16.7 million at December 31, 2008 and December 31, 2007. We performed impairment tests on goodwill at December 31, 2008 and 2007, and determined there was no evidence of impairment based on step one as described above. Based on the carrying value of our reporting unit approaching its fair value due to continued profitability increasing our equity and our depressed market capitalization, we intend to perform goodwill impairment tests when indicated by impairment indicators in future quarters during 2009 to determine if further recognition of impairment is required.

i2 TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Capitalized Research and Development Costs.    Software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of our products has coincided with the general release of such software. As a result, we have not capitalized any such costs other than those recorded in connection with our acquisitions.

Revenue Recognition.    We derive revenues from licenses of our software and related services, which include assistance in implementation, integration, customization, maintenance, training and consulting. We recognize revenue for software and related services in accordance with Statement of Position (SOP) 81-1, “Accounting for Certain Construction Type and Certain Production Type Contracts,” SOP 97-2, “Software Revenue Recognition,” as modified by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions,” SEC Staff Accounting Bulletin (SAB) 104, “Revenue Recognition.”

Software Solutions Revenue.    Recognition of software solutions revenue occurs under SOP 81-1 and under SOP 97-2, as amended.

Software solutions revenue recognized under SOP 81-1 includes both fees associated with licensing of our products, as well as any fees received to deliver the licensed functionality (for example, the provision of essential services). Essential services involve customizing or enhancing the software so that the software performs in accordance with specific customer requirements. Arrangements accounted for under SOP 81-1 follow either the percentage-of-completion method or the completed contract method. The percentage-of-completion method is used when the required services are quantifiable, based on the estimated number of labor hours necessary to complete the project, and under that method revenues are recognized using labor hours incurred as the measure of progress towards completion but is limited to revenue that has been earned by the attainment of any milestones included in the contract. We do not capitalize costs associated with services performed where milestones have not been attained. The completed contract method is used when the required services are not quantifiable, and under that method, revenues are recognized only when we have satisfied all of our product and/or service delivery obligations to the customer. Similar to the treatment of milestones, we do not capitalize or defer costs associated with services performed on contracts recognized under the completed contract method that have not been completed.

Under SOP 97-2, software license revenues are generally recognized upon delivery provided persuasive evidence of an arrangement exists, fees are fixed or determinable and collection is deemed probable. We evaluate each of these criteria as follows:

•	Evidence of an arrangement: We consider a non-cancelable agreement signed by the customer to be evidence of an arrangement.

•

Delivery:    Delivery is considered to occur when media containing the licensed programs is provided to a common carrier or, in the case of electronic delivery, the customer is given access to the licensed programs. Our typical end user license agreement does not include customer acceptance provisions.

•

Fixed or determinable fee:    We consider the fee to be fixed or determinable if the fee is not subject to refund or adjustment and the payment terms are within our normal established practices. If the fee is not fixed or determinable, we recognize the revenue as amounts become due and payable.

•

Collection is deemed probable:    We conduct a credit review for significant transactions at the time of the arrangement to determine the credit-worthiness of the customer. Collection is deemed probable if we expect that the customer will pay amounts under the arrangement as payments become due. If we determine that collection is not probable, we defer the revenue and recognize the revenue upon receipt of cash. Based on our collections history in certain countries, we apply a cash-basis recognition requirement for software solutions agreements in those countries.

i2 TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue for software solution arrangements that include one or more additional elements (i.e., services and maintenance) to be delivered at a future date is generally recognized using the residual method as set forth in SOP 98-9. Under the residual method, the fair value of the undelivered element(s) is deferred, and the remaining portion of the arrangement fee is recognized as license revenue. If fair values have not been established for the undelivered element(s), all revenue associated with the arrangement is deferred until the earlier of the point at which all element(s) have been delivered or the fair value of the undelivered elements has been determined. Fair value for an individual element within an arrangement may be established when that element, when contracted for separately, is priced in a consistent manner. Fair value for our maintenance and consulting services has been established based on our maintenance renewal rates and consulting billing rates, respectively. Arrangements that include a right to unspecified future products are accounted for as subscriptions and recognized ratably over the term of the arrangement. Software solution license fees from reseller arrangements are generally based on the sublicenses granted by the reseller and recognized when the license is sold to the end customer.

Services Revenue.    Services revenue is primarily derived from fees for services that are not essential to the software, including implementation, integration, training and consulting, and is generally recognized when services are performed. In addition, services revenue may include fees received from arrangements to customize or enhance previously purchased licensed software, when such services are not essential to the previously licensed software. Services revenue also includes reimbursable expense revenue, with the related costs of reimbursable expenses included in cost of services. Contractual terms may include the following payment arrangements: fixed fee, full-time equivalent, milestone, and time and material. In order to recognize service revenue, the following criteria must be met:

•	Signed agreement: The agreement must be signed by the customer.

•	Fee is determinable: The signed agreement must specify the fees to be received for the services.

•	Delivery has occurred: Delivery is substantiated by time cards and, where applicable, supplemented by an acceptance from the customer that milestones as agreed in the statement of work have been met.

•

Collectability is probable:    We conduct a credit review for significant transactions at the time of the engagement to determine the credit-worthiness of the customer. We monitor collections over the term of each project, and if a customer becomes delinquent, the revenue may be deferred.

Maintenance Revenue.    Maintenance revenue consists of fees generated by providing support services, such as telephone support, and unspecified upgrades/enhancements on a when-and-if available basis. A customer typically prepays maintenance and support fees for an initial period, and the related revenue is deferred and generally recognized over the term of such initial period. Maintenance is renewable by the customer on an annual basis thereafter. Rates for maintenance, including subsequent renewal rates, are typically established based upon a specified percentage of net license fees as set forth in the contract.

Contract Revenue.    Contract revenue is the result of the recognition of certain revenue that was carried on our balance sheet as a portion of deferred revenue and was a result of our 2003 financial restatement. Inclusion of contract revenue in the evaluation of our performance would skew comparisons of our periodic results since recognition of that revenue was based on fulfillment of contractual obligations, which often required only minimal cash outlays and generally did not involve any significant activity in the period of recognition. Additionally, the cash associated with contract revenue had been collected in prior periods. All remaining contract revenue was recognized by March 31, 2007, and it is not relevant to our on-going operations.

Royalties and Affiliate Commissions.    Royalties paid for third-party software products integrated with our technology are expensed when the products are shipped. Commissions payable to affiliates in connection with

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

sales assistance are generally expensed when the commission becomes payable. Accrued royalties payable totaled $0.6 and $0.8 million at December 31, 2008 and 2007, respectively, while accrued affiliate commissions payable totaled $0.6 million at December 31, 2008 and 2007.

Concurrent Transactions.    We occasionally enter into transactions, which are concluded at or about the same time as other arrangements with the same customer. These concurrent transactions are accounted for under Accounting Principles Board (APB) Opinion No. 29, Accounting for Non-monetary Transactions, as interpreted by EITF 01-02 Interpretations of APB Opinion No. 29. Generally, the recognition of a gain or loss on the exchange is measured based on the fair value of the assets involved to the extent that the fair value can be reasonably determined. A transaction that is not a culmination of the earnings process is recorded based on the net book value of the asset relinquished.

Taxes Collected from Customers.    In the course of doing business the Company collects various taxes from customers including, but not limited to, sales taxes and value added taxes and goods and services taxes. It is the Company’s policy to record these on a net basis in the consolidated statement of operations and, therefore, we do not include taxes collected from customers as a component of revenue.

Deferred Taxes.    Deferred tax assets and liabilities represent estimated future tax amounts attributable to the differences between the carrying amounts of assets and liabilities in the consolidated financial statements and their respective tax bases. These estimates are computed using the tax rates in effect for the applicable period. Realization of our deferred tax assets is, for the most part, dependent upon our U.S. consolidated tax group of companies having sufficient federal taxable income in future years to utilize our domestic net operating loss carry-forwards before they expire. We adjust our deferred tax valuation allowance on a quarterly basis in light of certain factors, including our financial performance.

Loss Contingencies.    There are times when non-recurring events occur that require management to consider whether an accrual for a loss contingency is appropriate. Accruals for loss contingencies typically relate to certain legal proceedings, customer and other claims and litigation. Accruals for loss contingencies are included in accrued liabilities on our consolidated balance sheet. As required by SFAS No. 5, Accounting for Contingencies, we determine whether an accrual for a loss contingency is appropriate by assessing whether a loss is deemed probable and can be reasonably estimated. We analyze our legal proceedings, warranty and other claims and litigation based on available information to assess potential liability. We develop our views on estimated losses in consultation with outside counsel handling our defense in these matters, which involves an analysis of potential results assuming a combination of litigation and settlement strategies. The adverse resolution of any one or more of these matters over and above the amounts that have been estimated and accrued in the current consolidated financial statements could have a material adverse effect on our business, results of operations, cash flow and financial condition.

Restructuring Charges.    We recognize restructuring charges consistent with applicable accounting standards. We reduce charges for obligations on leased properties with estimated sublease income. Furthermore, we analyze current market conditions, including current lease rates in the respective geographic regions, vacancy rates and costs associated with subleasing, when evaluating the reasonableness of future sublease income. The accrual for office closure and consolidation, recognized at the time a facility is vacated, is an estimate that assumes certain facilities will be subleased or the underlying leases will otherwise be favorably terminated prior to the contracted lease expiration date. Subjective judgments and estimates must be made and used in calculating future sublease income.

Net Income Per Common Share.    We calculate net income per common share in accordance with SFAS No. 128, Earnings per Share, and EITF 03-6, Participating Securities and the Two Class Method under FASB Statement No. 128, Earnings per Share. EITF 03-6 provides guidance on how to determine whether a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

security should be considered a participating security for purposes of computing earnings per share and how earnings should be allocated to a participating security when using the two-class method for computing earnings per share. We have determined that our redeemable preferred stock represents a participating security because it has voting rights and, therefore, we have calculated basic net income per common share consistent with the provisions of EITF 03-6 for all periods presented. Diluted net income per common share includes (i) the dilutive effect of stock options, stock rights and warrants granted using the treasury stock method, (ii) the effect of contingently issuable shares earned during the period and (iii) shares issuable under the conversion feature of our convertible notes and preferred stock using the if-converted method. A reconciliation of the weighted-average shares used in calculating basic earnings per common share and the weighted average common shares used in calculating diluted earnings per common share for 2008, 2007 and 2006 is provided in Note 9 — Stockholders’ Equity and Income Per Common Share.

Stock-Based Compensation Plans.    Effective January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment,” which is a revision to SFAS No. 123, “Accounting for Stock Based Compensation.” See Note 10, Stock Based Compensation Plans for further discussion.

Foreign Currency Translation.    The functional currency for the majority of our foreign subsidiaries is the local currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date while income and expense amounts are translated at average exchange rates during the period. The resulting foreign currency translation adjustments are disclosed as a separate component of stockholders’ equity and other comprehensive income. The functional currency of one significant foreign subsidiary is the US dollar; therefore, there is no translation adjustment required for this subsidiary. Transaction gains and losses arising from transactions denominated in a non-functional currency and due to changes in exchange rates are recorded in foreign currency hedge and transaction losses, net in our consolidated statements of operations.

Fair Values of Financial Instruments.    Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The estimated fair value approximates carrying value for all financial instruments except investment securities and long-term debt. Fair values of securities and long-term debt are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments. At December 31, 2008, the fair value of our outstanding 5% convertible notes approximates their carrying value.

Comprehensive Income.    Comprehensive income includes all changes in equity during a period, except those resulting from investments by and distributions to owners.

Recent Accounting Pronouncements

Effective January 1, 2007 we adopted FIN No. 48 — Accounting for Uncertainty in Income Taxes- an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 utilizes a two-step approach for evaluating tax positions. Recognition (Step 1) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. Measurement (Step 2) is only addressed if Step 1 has been satisfied. Under Step 2, the tax benefit is measured at the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon final settlement. FIN 48’s use of the term “more likely than not” in Steps 1 and 2 is consistent with how the term is used in FAS 109 (i.e., the likelihood of an occurrence greater

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

than 50%). FIN 48 applies to all tax positions related to income taxes subject to FAS 109, and is effective for fiscal years beginning after December 15, 2006. Upon adoption, there was no cumulative effect to our accumulated deficit as a result of this change in accounting principle.

We adopted SFAS No. 157, Fair Value Measurements, on January 1, 2008. The statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair-value measurements required under other accounting pronouncements. It does not change existing guidance as to whether or not an instrument is carried at fair value. Adoption of SFAS No. 157 did not have a material impact on our financial statements.

In February 2008, the FASB issued FASB Staff Position No. FAS 157-1 (FSP FAS 157-1), which excludes SFAS No. 13, “Accounting for Leases” and certain other accounting pronouncements that address fair value measurements under SFAS 13, from the scope of SFAS 157. In February 2008, the FASB also issued FASB Staff Position No. 157-2 (FSP 157-2), which provides a one-year delayed application of SFAS 157 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company is required to adopt SFAS 157 as amended by FSP FAS 157-1 and FSP FAS 157-2 on January 1, 2009. The Company does not believe this pronouncement will materially impact its financial statements.

We adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, on January 1, 2008. This statement permits, but does not require entities to measure many financial instruments and certain other items at fair value. Once an entity has elected the fair value option for designated financial instruments and other items, changes in fair value must be recognized in the statement of operations. The election is irrevocable once made. Adoption of SFAS No. 159 did not have a material impact on the Company’s financial statements.

In December 2007, the FASB issued Statement No. 141R, Business Combinations (“SFAS No. 141R) which changes how an entity accounts for the acquisition of a business. When effective, SFAS No. 141R will replace existing SFAS No. 141 in its entirety, will amend SFAS No. 109 and Interpretation 48 and also will amend the goodwill impairment test requirements in SFAS No. 142. SFAS No. 141R is effective for fiscal years and interim periods within those fiscal years beginning on or after December 15, 2008. Early adoption is prohibited.

We currently record all changes to a valuation allowance for acquired deferred tax assets or the effect of changes in an acquired tax position that occur after the acquisition date by initially reducing the related goodwill to zero, next by reducing other noncurrent intangible assets related to the acquisition to zero and lastly by reducing income tax expense. However, SFAS No. 141R amends SFAS No. 109 and Interpretation 48 to require us to recognize changes to the valuation allowance for an acquired deferred tax asset or the effect of changes to an acquired tax position as adjustments to income tax expense or contributed capital, as appropriate, and not as adjustments to goodwill. This accounting will be required when SFAS No. 141R becomes effective (January 1, 2009) and applies to valuation allowances and tax positions related to acquisitions accounted for originally under SFAS No. 141 as well as those accounted for under SFAS No. 141R.

We intend to adopt SFAS No. 141R effective January 1, 2009 and apply its provisions prospectively. We are evaluating the impact that the adoption of SFAS No. 141R will have on our financial statements.

In May 2008, the FASB issued Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. The new standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (“GAAP”). The pronouncement mandates that the GAAP hierarchy reside in the accounting literature as opposed to audit literature. The Company does not believe this pronouncement will materially impact its financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In May 2008, the FASB issued FASB staff position (FSP) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s nonconvertible debt borrowing rate. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and shall be applied retrospectively to all periods presented. Early adoption of FSP APB 14-1 is not permitted.

Our 5% Senior Convertible Notes (“Notes”) are within the scope of FSP APB 14-1. We are required to report the debt component of the Notes at fair value as of the date of issuance and amortize the discount as an increase to interest expense over the expected life of the debt. The implementation of this standard results in a decrease to net income and earnings per share for all periods presented; however, there is no effect on our cash interest payments. From time to time, new accounting pronouncements applicable to the Company are issued by the FASB or other standards setting bodies, which we will adopt as of the specified effective date. Unless otherwise discussed, we believe the impact of recently issued standards that are not yet effective will not have a material impact on our consolidated financial statements upon adoption.

Retrospective adoption of FSP APB 14-1. In our consolidated financial statements we adopted FSP APB 14-1 and retrospectively adjusted our consolidated financial statements for all periods presented. FSP APB 14-1 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s nonconvertible debt borrowing rate. Based on our analysis of comparable nonconvertible debt issuances by similar-sized technology companies at or near the time of our debt issuance, we determined our borrowing rate would have been 9.5% for nonconvertible debt versus the stated 5% coupon rate of the Notes.

Upon adoption, we allocated the original debt proceeds between debt and the debt’s conversion feature based on the fair value of the liability component at issuance. This results in the debt being recorded at a discount to its face value. This discount is amortized as additional interest expense using the effective interest method over the 10-year life of the debt, which is the estimated life of a similar debt instrument without a related equity conversion feature. We determined that absent the equity component, there were no other terms of the debt at the time of its issuance that would have caused us to consider the life of the debt to be shorter than the stated maturity of the debt. The effect on our financial statements is to record additional non-cash interest expense in each historical period in which our Notes were outstanding. We also were required to reallocate our capitalized debt issuance costs between cost of debt and cost of equity based on the relative values of the debt and the conversion feature. The result of this change is to reduce the original balance of capitalized debt issuance costs, as well as to reduce the amortization of such costs in each historical period in which our Notes were outstanding. The accompanying consolidated financial statements have been adjusted to reflect the net increase to non-cash expense and balance sheet reclassifications.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued. SFAS No. 165 requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. Accordingly, the Company has adopted SFAS No. 165 and has evaluated its financial statements for the period ended December 31, 2008 for subsequent events through November 18, 2009, the filing date of our financial statements. The Company is not aware of any such events, which would require recognition or disclosure in the financial statements other than the retrospective adjustment of certain amounts and disclosures affected by the adoption of FSP APB 14-1 and except as noted in Note 16 – Subsequent Events in our Notes to our Consolidated Financial Statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Following is a summary of the effects of the retrospective adjustment described above (in thousands, except per share data).

Consolidated Balance Sheet

	As of December 31, 2008			As of December 31, 2007
	As Previously Reported	Effect of Change	As Adjusted	As Previously Reported	Effect of Change	As Adjusted
Other non-current assets	5,775	(751)	5,024	7,168	(1,148)	6,020
Total assets	313,776	(751)	313,025	202,153	(1,148)	201,005
Total long-term debt, net	85,084	(20,564)	64,520	84,453	(23,091)	61,362
Total liabilities	183,710	(20,564)	163,146	187,660	(23,091)	164,569
Additional paid-in capital	10,472,323	26,130	10,498,453	10,458,101	26,130	10,484,231
Accumulated deficit	(10,450,362)	(6,317)	(10,456,679)	(10,557,026)	(4,187)	(10,561,213)

Consolidated Statement of Operations

	Twelve Months Ended
	2008			2007			2006
	As Previously Reported	Effect of Change	As Adjusted	As Previously Reported	Effect of Change	As Adjusted	As Previously Reported	Effect of Change	As Adjusted
Non-operating income (expense), net:
Interest expense	(4,947)	(2,526)	(7,473)	(4,948)	(2,424)	(7,372)	(6,069)	(2,326)	(8,395)
Other (expense) income, net	11,114	396	11,510	(1,134)	358	(776)	(850)	416	(434)
Total non-operating income (expense), net	8,343	(2,130)	6,213	(1,272)	(2,066)	(3,338)	(1,358)	(1,910)	(3,268)
Income before income taxes	118,186	(2,130)	116,056	23,866	(2,066)	21,800	28,037	(1,910)	26,127
Net income	109,804	(2,130)	107,674	17,733	(2,066)	15,667	24,216	(1,910)	22,306
Net income applicable to common stockholders	106,664	(2,130)	104,534	14,662	(2,066)	12,596	21,276	(1,910)	19,366
Net income per common share applicable to common stockholders:
Basic	$4.05	$(0.08)	$3.97	$0.57	$(0.08)	$0.49	$0.84	$(0.08)	$0.76
Diluted	$3.99	$(0.08)	$3.91	$0.55	$(0.08)	$0.47	$0.82	$(0.07)	$0.75
Total comprehensive income	98,210	(2,130)	96,080	22,227	(2,066)	20,161	24,821	(1,910)	22,911

Consolidated Statement of Cash Flows

	Twelve Months Ended
	2008			2007			2006
	As Previously Reported	Effect of Change	As Adjusted	As Previously Reported	Effect of Change	As Adjusted	As Previously Reported	Effect of Change	As Adjusted
Net income	109,804	(2,130)	107,674	17,733	(2,066)	15,667	24,216	(1,910)	22,306
Amortization of debt issuance expense	1,086	(396)	690	1,042	(358)	684	1,188	(416)	772
Debt discount accretion	631	2,526	3,157	631	2,424	3,055	631	2,326	2,957
Net cash provided by operating activities	114,543	—	114,543	16,440	—	16,440	14,766	—	14,766

2.    Other Non-Current Assets

Other non-current assets includes unamortized debt issuance costs, long-term lease deposits, and acquired intangibles such as, software, information databases and installed customer base/relationships. Unamortized debt issuance costs of $1.3 million, as of December 31, 2008, are being amortized to interest expense over the estimated life of the debt at a rate of approximately $0.7 million per year. This unamortized debt issuance cost will be fully amortized in approximately 2 years. Other non-current assets include intangible assets that are evaluated for impairment in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144). SFAS No. 144 requires that we evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. As discussed in Note 1 – Summary of Significant Accounting Policies in our Notes to Consolidated Financial Statements, certain amounts reflected below were retrospectively adjusted. Details of other non-current assets at December 31, 2008 and December 31, 2007 are below:

	December 31,
	2008	2007
	(as adjusted)	(as adjusted)
Unamortized debt issuance costs	$1,325	$2,013
Lease deposits	3,674	3,784
Acquired intangibles	25	223

Total	$5,024	$6,020

3.    Investment Securities

Short-term time deposits and other liquid investments in debt securities with original maturities of less than three months when acquired by us are reported as cash and cash equivalents in our consolidated balance sheets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our investment securities, reported as cash and cash equivalents, consisted of time deposits of $1.8 million and $5.1 million as of December 31, 2008 and 2007, respectively.

We have historically invested our cash in a variety of interest-earning financial instruments, including bank time deposits, money market funds and taxable and tax-exempt variable-rate and fixed-rate obligations of corporations and federal, state and local governmental entities and agencies. These investments are primarily denominated in U.S. Dollars. Due to economic volatility, at the end of 2008, substantially all of our short-term investments were invested in Treasury and Agency securities.

4.    Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable at December 31, 2008 and 2007 include billed receivables of approximately $24.7 million and $23.7 million, respectively and unbilled receivables of approximately $1.2 million and $1.4 million, respectively. Unbilled receivables relate to revenues that have been recognized, but not invoiced. Such receivables are generally invoiced in the month following recognition as revenue.

Activity in the allowance for doubtful accounts was as follows:

	2008	2007	2006
Balance at beginning of period	$218	$193	$901
Provision (credit) for bad debts charged to costs and expenses	368	6	(479)
Write-offs, net of recoveries and other adjustments	(195)	19	(229)

Balance at end of period	$391	$218	$193

5.    Premises and Equipment and Lease Commitments

Premises and equipment as of December 31, 2008 and 2007 consisted of the following:

	2008	2007
Computer equipment and software	$26,098	$33,095
Furniture and fixtures	21,474	23,287
Leasehold improvements	18,391	19,702

	65,963	76,084
Less: Accumulated depreciation	(61,048)	(68,525)

	$4,915	$7,559

Depreciation of premises and equipment totaled $3.4 million in 2008, $4.5 million in 2007 and $5.9 million in 2006. Depreciation is calculated using the straight-line method. We disposed of net premises and equipment totaling $0.2 million in 2008, $0.3 million in 2007 and $0.2 million in 2006.

We lease our office facilities and certain office equipment under operating leases that expire at various dates through 2011. We have renewal options for most of our operating leases. We incurred total rent expense of $9.2 million in 2008, $9.1 million in 2007 and $10.2 million in 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future minimum lease payments under all non-cancellable operating leases, including estimated sublease income of $1.2 million, as of December 31, 2008 are as follows:

2009	13,485
2010	6,896
2011	2,232
2012	1,110
2013	444
Thereafter	55

Total	$24,222

6.    Borrowings and Debt Issuance Costs

5% Senior Convertible Notes

In November and December 2005 we issued $78.8 million and in January 2006 we issued $7.5 million of 5% senior convertible notes with a maturity date of November 15, 2015. In connection therewith, in November 2005, we issued 484,889 detachable warrants for common stock with an exercise price of $15.4675 per share, subject to adjustment, and a 10-year life to the purchasers of the notes, on a pro-rata basis in accordance with their investment in the notes. The notes are effectively junior to any of our secured obligations to the extent of the value of the assets securing such obligations. There are no subsidiary company guarantees related to the 5% senior convertible notes.

The notes are convertible, subject to certain conditions, into cash and shares of our common stock at an initial conversion price of $15.4675 per share, which is subject to adjustment. Upon conversion, we will satisfy our conversion obligation with respect to the principal amount of the notes to be converted in cash, with any remaining amount to be satisfied in shares of our common stock.

The notes contained provisions that allow the holders, upon a change in control or a termination of trading of our common stock, to require us to repurchase for cash any or all of the notes at 100% of the principal amount plus accrued and unpaid interest. If the change in control or termination of trading occurs prior to November 15, 2010, a holder who elects to convert will be entitled to receive a make-whole premium, equal to the approximate lost option time value.

Prior to May 20, 2008, the Notes were not redeemable at our option. On or after May 20, 2008, we may redeem the Notes at any time or from time to time in whole or in part, for cash, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to but excluding the redemption date, so long as (i) the last reported sale price of our Common Stock has exceeded 175% of the conversion price then in effect for at least 20 trading days in the 30 consecutive trading days ending on the trading day prior to the date upon which we deliver to the holders the notice of redemption and (ii) on the date that we deliver a redemption notice through the date of redemption, the Common Stock issuable upon conversion of the Notes is either (1) covered by a registration statement covering resales thereof that is effective and available for use and is expected to remain effective and available for use for the 30 days following the date of such redemption notice or (2) eligible to be resold by non-affiliates pursuant to Rule 144(k) under the Securities Act of 1933, as amended.

The indenture governing our 5% senior convertible notes contained a debt incurrence covenant that placed restrictions on the amount and type of additional indebtedness that we can incur. This covenant was eliminated in conjunction with the repurchase of convertible notes and amendment of the indenture that occurred in February 2009. (See Note 16 — Subsequent Events below.)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In accounting for the 5% notes, we determined that components of the notes, including the over-allotment option, a portion of the conversion option and the liquidated damages clause were derivatives. Derivative instruments are contractual commitments or payment exchange agreements between counterparties that derive their value from an underlying asset, index, interest rate or exchange rate. Derivatives must be valued separately and accounted for as an asset, liability or equity, depending on their characteristics. We determined each derivative component should be recorded as a liability. We valued the derivative components using a Black Scholes model or using a model determining what penalties would be incurred if certain conditions were not met. We determined the derivatives to be immaterial.

We assessed the characteristics of the warrants and determined that they should be reflected in the stockholders’ equity portion of our Consolidated Balance Sheet, valued using a Black Scholes model. In the Black Scholes valuation we used a then current stock price of $13.36, a strike price of $15.4675, an estimated life of 2 years, a risk free rate of 4.35% and a volatility rate of 94.7919%. The effect of recording the warrants as equity is that the debt is recorded at a discount to its liquidation value and this discount of $3.1 million is being accreted through earnings over five years. We determined a five-year life to be appropriate due to the conversion features in the debt and the probability that the debt would be converted prior to the ultimate maturity. At December 31, 2008, this discount was $1.2 million.

Our 5% notes are within the scope of the newly effective accounting standard FSP APB 14-1. During the first quarter of 2009, we will be required to bifurcate the value of the conversion feature from the principal amount, and report the conversion value as a component of equity and the resulting discounted debt component of the notes as a liability as of the date of issuance. The resulting discount reflected on the notes will be amortized to interest expense over the expected life of the debt. This will result in a decrease to net income and earnings per share for all periods presented; however, there is no effect on our cash interest payments.

Other

We issue letters of credit and collateralize those letters of credit with cash. As of December 31, 2008 approximately $4.0 million in letters of credit were outstanding and approximately $4.9 million in restricted cash was pledged as collateral. As of December 31, 2007, $5.6 million in letters of credit were outstanding and approximately $7.2 million in restricted cash was pledged as collateral.

7.    Commitments and Contingencies

Indemnification Agreements

We have indemnification agreements with certain of our officers, directors and employees that may require us, among other things, to indemnify such officers, directors and employees against certain liabilities that may arise by reason of their status or service as directors, officers or employees and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We have also entered into agreements regarding the advancement of costs with certain other officers and employees.

Pursuant to these indemnification and cost-advancement agreements, we have advanced fees and expenses incurred by certain current and former directors, officers and employees in connection with the governmental investigations and actions related to the 2003 restatement of our consolidated financial statements and other matters. We incurred approximately $0.2 million and $14.0 million of expense for legal fees and expenses for current and former employees during 2007 and 2006, respectively. No such expense was incurred in 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In an effort to reduce our future obligations in respect of such legal fees and expenses, on December 15, 2006 the company entered into a Settlement Agreement With Mutual Releases with Mr. Greg Brady (the “Settlement Agreement”). The Settlement Agreement provided for (i) certain payments by the company to finally settle various issues of advancement and indemnification under existing agreements by the company to provide Mr. Brady with indemnification as well as an existing court order, and (ii) mutual general releases by Mr. Brady and the company, each in favor of the other. Pursuant to the terms of the Settlement Agreement, in January 2007 the company paid an aggregate of $2.5 million in full settlement and compromise of all claims of Mr. Brady under the existing indemnification agreements and the court order. We had accrued the $2.5 million as of December 31, 2006. Under the terms of the Settlement Agreement, the company shall have no further obligation to advance costs, fees or expenses to Mr. Brady or to indemnify Mr. Brady in connection with any present, threatened or future litigation by virtue of the fact that Mr. Brady was a director, officer, employee or agent of the company or was serving at any time at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

We may continue to advance fees and expenses incurred by certain other current and former directors, officers and employees in the future. The maximum potential amount of future payments we could be required to make under these indemnification and cost-advancement agreements is unlimited. Additionally, our corporate by-laws allow us to choose to indemnify any employee for certain events or occurrences while the employee is, or was, serving at our request in such capacity.

Under the terms of our software license agreements with our customers, we agree that in the event the licensed software infringes upon any patent, copyright, trademark, or any other proprietary right of a third party, it will indemnify our customer licensees against any loss, expense, or liability from any damages that may be awarded against our customer. We include this infringement indemnification in substantially all of our software license agreements and selected managed service arrangements. In the event the customer cannot use the software or service due to infringement and we can not obtain the right to use, replace or modify the license or service in a commercially feasible manner so that it no longer infringes then we may terminate the license and provide the customer a pro-rata refund of the fees paid by the customer from the infringing license or service. We believe the estimated fair value of these intellectual property indemnification clauses is minimal.

Derivative Actions

On March 7, 2007, a purported shareholder derivative lawsuit was filed in the Delaware Chancery Court against certain of our current and former officers and directors, naming the company as a nominal defendant. The complaint, entitled George Keritsis and Mark Kert v. Michael E. McGrath, Michael J. Berry, Pallab K. Chatterjee, Robert C. Donohoo, Hiten D. Varia, M. Miriam Wardak, Sanjiv S. Sidhu, Stephen P. Bradley, Harvey B. Cash, Richard L. Clemmer, Lloyd G. Waterhouse, Jackson L. Wilson, Jr., Robert L. Crandall and i2 Technologies, Inc., alleges breach of fiduciary duty and unjust enrichment in connection with stock option grants to certain of the defendant officers and directors on three dates in 2004 and 2005. The complaint states that those stock option grants were manipulated so as to work to the recipients’ favor when material non-public information about the company was later disclosed to positive or negative effect. The complaint is derivative in nature and does not seek relief from the Company, but does seek damages and other relief from the defendant officers and directors. We have entered into indemnification agreements in the ordinary course of business with certain of the defendant officers and directors and may be obligated throughout the pendency of this action to advance payment of legal fees and costs incurred by the defendants pursuant to our obligations under the indemnification agreements and/or applicable Delaware law. The Company reached a settlement agreement with Plaintiffs, which was approved by the Court on November 6, 2008. The settlement required the Company to adopt certain policies regarding the granting of stock options. These policies were implemented prior to the settlement. The settlement does not require the Company to pay any sum to the Plaintiffs except for $200,000 in attorneys’ fees and costs. These costs have been previously accrued and were paid in the fourth quarter of 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On October 23, 2007, a purported shareholder derivative lawsuit was filed in the Delaware Chancery Court against certain of our current and former officers and directors, naming the Company as a nominal defendant. The complaint, entitled John McPadden, Sr. v. Sanjiv S. Sidhu, Stephen Bradley, Harvey B. Cash, Richard L. Clemmer, Michael E. McGrath, Lloyd G. Waterhouse, Jackson L. Wilson, Jr., Robert L. Crandall and Anthony Dubreville and i2 Technologies, Inc., alleges breach of fiduciary duty and unjust enrichment based upon allegations that the company sold its wholly-owned subsidiary, Trade Services Corporation, for an inadequate price in 2005. The complaint is derivative in nature and does not seek relief from the company, but does seek damages and other relief from the defendant officers and directors. Defendants moved to dismiss the Complaint on December 28, 2007. On August 29, 2008, the Court granted the motion to dismiss as to all defendants but former i2 officer Dubreville.

Shareholder Class Action Lawsuits

On August 11, 2008, two suits were filed in state district court in Texas against (among others) the Company and certain members of its Board of Directors. Each of the two suits sought injunctive relief prohibiting the closing of the sale of the Company’s common stock to an affiliate of JDA Software Group, Inc. (“JDA”), and each of the named plaintiffs purported to represent a class of holders of the Company’s common stock. One of the two suits was thereafter dismissed by the plaintiff; the other, styled John D. Norsworthy, on Behalf of Himself and All Others Similarly Situated, v. i2 Technologies, Inc., et al., remains pending in the 134th District Court of Dallas County, Texas. In addition to a restraining order and/or an injunction prohibiting the Defendants from consummating the transaction with JDA, Plaintiff Norsworthy seeks rescission of the transaction, declaratory relief, and attorneys’ fees and costs.

On November 5, 2008, the District Court held a hearing on Plaintiff Norsworthy’s motion for a temporary restraining order, and at the conclusion of the hearing denied the motion in its entirety. To date, the Plaintiff has not requested monetary relief other than his attorneys’ fees and costs. Based on the stage of the litigation, it is not known whether he may hereafter do so, nor is it possible to estimate the amount or range of possible loss that might result from an adverse judgment or a settlement of this matter. Despite the termination of the Merger Agreement with JDA, the plaintiff has not dismissed nor amended his petition as of the date of this report.

India Tax Examinations and Assessments

We currently are under income tax examinations in India primarily related to our intercompany pricing for services rendered by our Indian subsidiary to other i2 companies, the taxability of certain payments received from our Indian customers, and our statutory qualification for a tax holiday. An aggregate of approximately $8.0 million has been assessed by the tax authorities for the Indian statutory fiscal years ended March 31, 2002 through March 31, 2005.

We believe the Indian tax authorities’ positions regarding these matters to be without merit, that all intercompany transactions were conducted at arm’s length pricing levels, all payments received from our Indian customers have been properly treated for tax purposes, and that our operations qualify for the tax holiday claimed. Accordingly, we appealed all of these assessments and sought assistance from the United States competent authority under the mutual agreement procedure of the income tax treaty between the United States and the Republic of India. This provides us with an opportunity to resolve these matters in a forum that includes governmental representatives of both countries.

Pending resolution of these matters, we have paid approximately $3.2 million of the assessed amount and have arranged for $2.4 million in bank guarantees in favor of the Indian government in respect of a portion of the balance as required. The bank guarantees are supported by letters of credit issued in the United States and the cash pledged to support the letters of credit is reflected on our condensed consolidated balance sheet as restricted cash.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Most recently, during January 2009, we received the assessment of taxes and interest, including a demand notice for payment, related to the Indian fiscal year ended March 31, 2005. The $1.8 million assessed coincided with our expectations and no material additional amount was required to be accrued during the period ended December 31, 2008 related to this assessment. We are appealing the assessment and have requested the tax year be included in our competent authority proceedings with the Indian tax authorities and Internal Revenue Service. We expect to issue a bank guarantee in the amount of approximately $1.7 million and related letter of credit during the first quarter of 2009. The bank guarantee is required under Indian tax law during the appeals and competent authority processes.

We expect subsequent tax years to be examined and assessments made similar to those discussed above and no assurances can be given that these issues ultimately will be resolved in our favor. We continue to monitor and assess these issues as they progress through the relevant processes and believe that the ultimate resolution of these matters will not exceed the tax contingency reserves we have established for them.

Certain Accruals

We have accrued for estimated losses in the accompanying consolidated financial statements for matters where we believe the likelihood of an adverse outcome is probable and the amount of the loss is reasonably estimable. We are subject to various claims and legal proceedings that arise in the ordinary course of our business from time to time, including claims and legal proceedings that have been asserted against us by former employees and certain customers, and have been in negotiations to settle certain of those contingencies. The adverse resolution of any one or more of those matters or the matters described in this Note 7 over and above the amount, if any, that has been estimated and accrued in our consolidated financial statements could have a material adverse effect on our business, financial condition, results of operations or cash flows.

8.    Stock Transactions

On June 28, 2005 we entered into a Common Stock Purchase Agreement with R² Investments, LDC, an affiliate of Q Investments. Pursuant to the terms and conditions of the Purchase Agreement, R² purchased 1,923,077 shares of i2’s common stock, par value $0.00025 per share, at $7.80 per share, the closing price on June 23, 2005 when the transaction was approved by i2’s Board of Directors. The sale resulted in proceeds of $14.9 million after issuance costs of approximately $0.1 million.

On June 3, 2004, we sold 100,000 shares of our 2.5% Series B Convertible Preferred Stock to Amalgamated Gadget, L.P. for and on behalf or R² Investments, LDC or its subsidiary R² Top Hat, Ltd. (collectively “R²”), pursuant to a Preferred Stock Purchase Agreement, dated April 27, 2004. The purchase price for the Series B preferred stock was $1,000 per Series B share, or $100.0 million in the aggregate. Pursuant to the terms of the Preferred Stock Purchase Agreement, R² had certain preemptive rights upon the issuance of certain of our securities during the three-year period ended June 3, 2007. Dividends on the Series B preferred stock, which may be paid in cash or in additional shares of Series B preferred stock, at our option, are payable semi-annually at the rate of 2.5% per year. The Series B preferred stock will automatically convert into shares of our common stock on June 3, 2014 and will be convertible into shares of common stock at the option of the holder at any time prior thereto. The conversion price of $23.15 per share is subject to certain adjustments. If we were entitled to effect a conversion we would issue approximately 4.7 million shares in 2008 and approximately 4.6 million shares in 2007, with a value of approximately $30.2 million at December 31, 2008 and approximately $58.0 million at December 31, 2007. Under certain circumstances, we will also have the right to redeem the Series B preferred stock. Upon a change in control, unless otherwise agreed to by holders of a majority of outstanding Series B shares, we will be required to exchange the outstanding shares of Series B preferred stock for cash at 110% of face value plus all accrued but unpaid dividends. The exchange amount pursuant to this provision as of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2008 would be approximately $120.2 million and as of December 31, 2007 would be approximately $117.3 million. We may, at our option, redeem the Series B shares at any time after June 3, 2008 for an amount of cash equal to 104% of the sum of (i) the face value of the shares being redeemed plus (ii) all accrued but unpaid dividends on such shares. The redemption amount pursuant to this provision as of December 31, 2008 would be approximately $113.7 million and as of December 31, 2007 would be $110.9 million. The Series B preferred stock is recorded net of $4.7 million of issuance costs, consisting of legal and investment-banking fees incurred to complete the transaction. The issuance costs are being accreted over a ten-year period through the date of automatic conversion. In 2008, 2007 and 2006 we recorded issuance cost accretion of approximately $0.4 million per year, and issued 2,689 shares or $2.7 million, 1,327 shares or $1.3 million and 1,289 or $1.3 million, respectively, of our Series B preferred stock as payment of our dividend to R2 Investments, LDC. In 2007 and 2006 we also paid a cash dividend of $1.3 million on our Series B preferred stock. Subsequent to this transaction, R2 became a related party.

9.    Stockholders’ Equity and Income Per Common Share

Stock Rights Plan.    On January 17, 2002, our Board of Directors approved adoption of a stockholder rights plan and declared a dividend of one preferred share purchase right for each outstanding share of common stock. After adjusting for the 1-for-25 reverse stock split we implemented on February 16, 2005, each share of common stock has attached to it one right to purchase 25 units of one one-thousandth of a share of Series A junior participating preferred stock at a price of $75.00 per unit. The rights, which expire on January 17, 2012, will only become exercisable upon distribution. Distribution of the rights will not occur until ten days after the earlier of (i) the public announcement that a person or group has acquired beneficial ownership of 15.0% or more of our outstanding common stock or (ii) the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in a person or group acquiring the beneficial ownership of 15.0% or more of our outstanding common stock.

The purchase price payable, and the number of units of Series A preferred stock issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend or the grant of certain rights to purchase units of Series A preferred stock at a price less than the then current market price of the units of Series A preferred stock, among other things. The number of outstanding rights and the number of units of Series A preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock prior to the distribution date.

Shares of Series A preferred stock purchasable upon exercise of the rights are not redeemable. Each share of Series A preferred stock will be entitled to a dividend of 40 times the dividend declared per share of common stock. In the event of liquidation, each share of Series A preferred stock will be entitled to a payment of the greater of (i) 40 times the payment made per share of common stock or (ii) $1,000. Each share of Series A preferred stock will have 40 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A preferred stock will be entitled to receive 40 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions. Because of the nature of the dividend, liquidation and voting rights, the value of the 25 units of Series A preferred stock purchasable upon exercise of each right should approximate the value of one share of common stock.

If, after the rights become exercisable, we are acquired in a merger or other business combination transaction, or 50% or more of our consolidated assets or earnings power are sold, proper provision will be made so that each holder of a right will thereafter have the right to receive upon exercise that number of shares of common stock of the acquiring company having a market value of two times the exercise price of the right.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

If any person or group becomes the beneficial owner of 15.0% or more of the outstanding shares of common stock, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will have the right to receive upon exercise that number of shares of common stock or units of Series A preferred stock (or cash, other securities or property) having a market value of two times the exercise price of the right.

We may redeem the rights in whole, but not in part, at a price of $0.25 per right at the sole discretion of our Board of Directors at any time prior to distribution of the rights. At December 31, 2008 and December 31, 2007, none of the rights had been exercisable. The terms of the rights may be amended by our Board of Directors without the consent of the holders of the rights except that after the distribution of the rights, no amendment may adversely affect the interests of the holders of the rights and the consent of the holders of the shares of Series B preferred stock is required. Until a right is exercised, the holder of a right will have no rights by virtue of ownership as a stockholder of the company, including, without limitation, the right to vote or to receive dividends.

The rights have significant anti-takeover effects by causing substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors. The rights should not interfere with any merger, or other business combination approved by the Board of Directors and the holders of the shares of Series B preferred stock. The rights may be redeemed by us at the redemption price of $0.25 per right prior to the occurrence of a distribution date.

Net Income Per Common Share.    Basic net income per common share was computed by dividing net income applicable to common stockholders by the weighted average number of common shares outstanding for the reporting period following the two-class method. Under the two-class method, participating convertible securities are required to be included in the calculation of basic net income per common share when the effect is dilutive. Accordingly, for the years ended December 31, 2008, December 31, 2007 and December 31, 2006, the effect of the convertible preferred stock is included in the calculation of basic net income per common share.

Diluted net income per common share includes the dilutive effect of stock options, share rights awards, and warrants granted using the treasury stock method, and the effect of contingently issuable shares earned during the period and shares issuable under the conversion feature of our convertible debt and convertible preferred stock using the if-converted method. A loss causes all common stock equivalents to be anti-dilutive due to an increase of the weighted average shares from the potential dilution that could occur if securities or other contracts were exercised or converted into common stock. EITF 04-8 requires the inclusion of the effect of contingently convertible instruments in the calculation of diluted income per share including when the market price of our common stock is below the conversion price of the convertible security and the effect is not anti-dilutive. Accordingly, the effect of our convertible debt is included in the calculation of diluted earnings per share. The effect of our convertible preferred stock is included in basic earnings per share under the two-class method per EITF 03-6, “Participating Securities and the Two-Class Method” under FASB No. 128 — Earnings per Share; therefore, it is similarly included in diluted income per share when the effect is dilutive.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a reconciliation of the number of shares used in the calculation of basic net income per common share under the two-class method and diluted earnings per share and the number of anti-dilutive shares excluded from such computations for 2008, 2007 and 2006.

	December 31,
	2008	2007	2006
Common and common equivalent shares outstanding using two-class method — basic:
Weighted average common shares outstanding	21,619	21,268	20,808
Unissued vested RSUs to be included in basic	80	—	—
Participating convertible preferred stock	4,634	4,548	4,520

Total common and common equivalent shares outstanding using two-class method — basic	26,333	25,816	25,328
Effect of dilutive securities:
Outstanding stock option and share right awards	378	840	528
Warrants associated with 5% debt	—	92	27

Weighted average common and common equivalent shares outstanding — diluted	26,711	26,748	25,883

Anti-dilutive shares excluded from calculation:
Outstanding stock option and share right awards	2,988	1,906	1,145
Convertible debt	—	736	1,820

Total anti-dilutive shares excluded from calculation	2,988	2,642	2,965

10.    Stock-Based Compensation Plans.

Employee Stock Purchase Plans.    Prior to May 1, 2007, we maintained a stock purchase plan for the benefit of our employees and the employees of our wholly-owned subsidiaries. The purchase plan was designed to allow eligible employees to purchase shares of our common stock through periodic payroll deductions. Payroll deductions could not exceed 15% of a participant’s base salary, and employees were allowed to purchase a maximum of 320 shares per purchase period under the purchase plans. The purchase price per share was 85% of the lesser of the fair market value of our common stock at the start of the purchase period or the fair market value at the end of the purchase period. Participation could be terminated at any time by a participating employee and automatically ended upon termination of employment. We discontinued the Employee Stock Purchase Plans on the last business day of April 2007 and on May 1, 2007, we replaced the plan with a company match on our 401k plan. The company provides 100% match on the first 3% of the employee contribution. During 2008 and 2007 we had expense related to the employee match of approximately $1.5 million and $1.0 million, respectively.

1995 Stock Option/Stock Issuance Plan.    The 1995 Stock Option/Stock Issuance Plan, a stockholder approved stock-based compensation plan, replaced our original 1992 Stock Plan. All options outstanding under the 1992 Plan were incorporated into the 1995 Plan; however, all outstanding options under the 1992 Plan continue to be governed by the terms and conditions of the existing option agreements for those options. The 1995 Plan is divided into three equity programs: (i) the Discretionary Grant Program, (ii) the Stock Issuance Program and (iii) the Automatic Grant Program.

The Discretionary Grant Program provides for the grant of stock appreciation rights and incentive stock options to employees and for the grant of stock appreciation rights and nonqualified stock options to employees,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

directors and consultants. Exercise prices may not be less than 100% and 85% of the fair market value per share of our common stock on the date of grant for incentive options and nonqualified stock options, respectively. Options granted under this program generally expire ten years after the date of grant. Prior to March 2001, options granted under the Discretionary Option Grant Program generally vested in four equal annual increments. Options granted after March 2001 generally vest 1% on the date of grant, 24% on the first anniversary of the grant date and the remaining options vest in 36 equal monthly increments thereafter. Some options granted under the Discretionary Option Grant Program may be immediately exercisable, subject to a right of repurchase at the original exercise price for all unvested shares.

The Stock Issuance Program provides for the issuance of shares of our common stock to any person at any time, at such prices and on such terms as established by the plan administrator. The purchase price per share cannot be less than 85% of the fair market value of our common stock on the issuance date. Shares of our common stock may also be issued pursuant to share right awards, restricted stock units and restricted stock awards that entitle the recipients to receive those shares upon the attainment of designated performance goals or the satisfaction of specified service requirements.

Effective with the 2007 Annual Meeting of Stockholders, the Automatic Grant Program provides that each person who is first elected or appointed as a non-employee member of our Board of Directors shall automatically be granted an award with a value equal to $175,000; with 50% of the value (or $87,500) in the form of an option grant issued at the fair market value on the date of grant, and the remaining value (or $87,500) in the form of a restricted stock award. On the date of each Annual Meeting of Stockholders, and provided that the individual has served as a non-employee Board member for at least six (6) months prior to the date of the Annual Meeting of Stockholders, will automatically be granted an award with a value equal to $125,000; with 50% of the value (or $62,500) in the form of an option grant issued at the fair market value on the date of grant, and the remaining value (or $62,500) in the form of a restricted stock award. Options granted to eligible non-employee Board members under the Automatic Option Grant Program vest in three equal annual installments, with the first such installment vesting one year from the option grant date.

The 1995 Plan has an automatic share increase feature whereby the number of shares of our common stock reserved for issuance under the plan will automatically increase on the first trading day of January each calendar year by an amount equal to 5.0% of the sum of (a) the total number of shares of our common stock outstanding on the last trading day in December of the immediately preceding calendar year, plus (b) the total number of shares of our common stock repurchased by us on the open market during the immediately preceding calendar year pursuant to a stock repurchase program. In no event shall any such annual increase exceed 1,600,000 shares of our common stock or such lesser number of shares of our common stock as determined by our Board of Directors in its discretion. Through December 31, 2008, we have reserved a total of 12,906,610 shares of our common stock for issuance under the plan. The number of shares for which an individual may receive options, stock appreciation rights and other stock-based awards in his or her initial year of hire is limited to 1,000,000. Unless extended or terminated earlier, the plan will terminate on October 14, 2014.

2001 Non-officer Stock Option/Stock Issuance Plan.    In March 2001, the Board of Directors adopted the 2001 Non-officer Stock Option/Stock Issuance Plan. Based on the provisions of the 2001 Plan, its adoption did not require stockholder approval and accordingly such approval was not obtained. Under the provisions of this plan, 800,000 shares have been reserved for issuance. The 2001 Plan is divided into two equity programs: (i) the Discretionary Option Grant Program and (ii) the Stock Issuance Program.

The Discretionary Option Grant Program provides for the grant of nonqualified stock options to non-officer employees and consultants. Exercise prices may be less than, equal to or greater than the fair market value per

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

share of our common stock on the date of grant. Options granted under this program generally expire ten years after the date of grant. Prior to March 2001, options granted under the Discretionary Option Grant Program generally vested 25% on the first anniversary of the grant date with the remaining options vesting in 36 equal monthly increments. Options granted after March 2001 generally vest 1% on the date of grant, 24% on the first anniversary of the grant date and the remaining options vest in 36 equal monthly increments thereafter. Some options granted under the Discretionary Option Grant Program may be immediately exercisable, subject to a right of repurchase at the original exercise price for all unvested shares.

The Stock Issuance Program provides for the issuance of shares of our common stock to non-officer employees and consultants at any time, at such prices and on such terms as established by the plan administrator. Shares of our common stock may also be issued pursuant to share right awards that entitle the recipients to receive those shares upon the attainment of designated performance goals or the satisfaction of specified service requirements.

Assumed Stock Option Plans.    We have assumed the stock option plans of various companies we have acquired. While our stockholders approved some of the acquisitions, our stockholders have not specifically approved any of the assumed stock option plans. Approximately 1,500,000 shares of our common stock have been reserved for issuance under the assumed plans.

Modification of Stock Options Granted to our Former CEO.    On December 21, 2006, we entered into an amendment to the employment agreement with our then CEO, Michael McGrath, to modify the period during which Mr. McGrath’s vested equity instruments are exercisable following a termination of Mr. McGrath’s employment resulting from death or disability, a voluntary termination or a termination without cause. Mr. McGrath resigned July 31, 2007 and under the terms of this modification, he had until December 31, 2008 to exercise his vested options. Not withstanding the foregoing, any equity instrument shall be cancelled and no longer exercisable upon the expiration of the stated term of such equity instrument. In connection with the amended employment agreement, we recorded non-cash stock option expense of $1.3 million in December 2006 and recorded an additional $0.5 million during the first half of 2007.

Exchange of Stock Options for Restricted Stock Units.    In April 2006, we announced that we filed an exchange offer with the SEC under which eligible employees had the opportunity to exchange certain stock options for restricted stock units. We offered to exchange restricted stock units for outstanding options with exercise prices per share equal to or greater than $45.00. The number of restricted stock units issued in exchange for a properly tendered eligible option was based on exchange ratios that depended on the exercise price of the tendered option. The exchange ratios represented the number of option shares to be exchanged for one restricted stock unit and ranged from 5-for-1 to 72-for-1. The exchange offer expired on May 31, 2006; 797 employees were eligible to participate and 549 employees participated, 1,033,498 options were tendered and cancelled, and 133,033 restricted stock units were issued under such exchange offer. For the years ended December 31, 2008, 2007 and 2006, we recorded $0.3 million, $0.8 million and $1.9 million, respectively, of expense related to the amortization of the grant date fair value of options subject to exchange and the restricted stock units issued.

Adoption of SFAS No. 123(R).    Effective January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment,” which is a revision to SFAS No. 123, “Accounting for Stock Based Compensation”, using the modified prospective method of transition. Under the provisions of SFAS No. 123(R), the estimated fair value of share based awards granted under stock incentive plans are recognized as compensation expense over the vesting period. Using the modified prospective method, compensation expense is recognized beginning with the effective date of adoption of SFAS No. 123(R) for all share based payments (i) granted after the effective date of adoption and (ii) granted prior to the effective date of adoption and that remain unvested on the date of adoption.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Prior to January 1, 2006, we accounted for stock based compensation plans using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and its related interpretations. Under the provisions of APB 25, no compensation expense was recognized when stock options were granted with exercise prices equal to or greater than the fair market value per share of our common stock on the date of grant.

We elected to apply the simplified method to determine the hypothetical additional paid-in capital (APIC) pool provided by FSP FAS 123(R) — 3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards”. There was no effect on our financial statements from making this election. Since we have significant tax net operating loss carryforwards, any excess tax benefit will not be realized until the period in which the losses have been fully utilized and the benefit reduces income taxes payable. In the event of a shortfall (i.e., the tax benefit realized is less than the amount previously recognized through periodic stock compensation expense recognition and related deferred tax accounting), the shortfall would be charged against APIC to the extent of previous excess benefits, if any, including the hypothetical APIC pool, and then to income tax expense. During 2006, the shortfalls had no net impact on income tax expense because of our valuation allowance. We intend to settle our stock-based awards with new shares.

We calculate our stock-based compensation expense on a straight-line basis over the vesting periods of the related options. The table below shows the allocation on our Statements of Operations of our total stock-based compensation expense. Due to our net operating losses, there was no tax expense or benefit recorded in connection with our stock-based compensation.

	Year Ended
	December 31, 2008			December 31, 2007			December 31, 2006
	Option Expense	Restricted Stock Expense	Total Expense	Option Expense	Restricted Stock Expense	Total Expense	Option Expense	Restricted Stock Expense	Total Expense
Services	$1,040	$510	$1,550	$1,785	$467	$2,252	$2,362	$108	$2,470
Maintenance	157	74	231	212	40	252	321	9	330
Sales and marketing	1,877	1,106	2,983	2,044	743	2,787	3,466	178	3,644
Research and development	1,851	641	2,492	2,465	564	3,029	3,530	213	3,743
General and administrative	4,018	2,411	6,429	3,335	733	4,068	5,833	273	6,106

Total	$8,943	$4,742	$13,685	$9,841	$2,547	$12,388	$15,512	$781	$16,293

Fair values of stock options and employee stock purchase plan (ESPP) shares are estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Stock Options Year Ended December 31,			ESPP Year Ended December 31,
	2008	2007	2006	2008	2007	2006
Expected term (years)	4	4	4	n/a	0.5	0.5
Volatility factor	0.67	0.81	0.90	n/a	0.32	0.64
Risk-free interest rate	2.74%	4.67%	4.82%	n/a	4.67%	4.76%
Dividend yield	0%	0%	0%	n/a	0%	0%

The Black-Scholes option-pricing model requires the input of highly subjective assumptions. We continue to assess the assumptions and methodologies used to calculate the estimated fair value of share-based

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compensation. Circumstances may change and additional data may become available over time, which could result in changes to these assumptions and methodologies, which could materially impact our fair value determinations.

A combined summary of activity in our 1995 Plan, 2001 Plan and our assumed stock option plans during the years ended December 31, 2008, 2007 and 2006 is as follows (in thousands, except per share amounts and contractual life):

	Number of Options	Weighted Average Exercise Price ($)	Weighted Remaining Contractual Life (Years)	Aggregate Intrinsic Value ($)
Outstanding balance, December 31, 2005	5,195	79.67	5.85	8,745
Granted
Grant price = fair market value	944	14.29
Grant price > fair market value	7	16.13
Exercised	(124)	8.62
Converted (1)	(1,033)	162.43
Forfeited	(407)	12.39
Expired	(1,000)	173.88

Outstanding balance, December 31, 2006	3,582	22.24	7.80	30,775

Granted
Grant price = fair market value	202	19.09
Grant price > fair market value	567	25.67
Exercised	(189)	12.09
Forfeited	(465)	18.60
Expired	(202)	101.11

Outstanding balance, December 31, 2007	3,495	19.05	5.71	4,238

Granted
Grant price = fair market value	1,033	11.97
Exercised	(57)	9.19
Forfeited	(152)	15.10
Expired	(1,046)	16.75

Outstanding balance, December 31, 2008	3,273	17.90	5.19	—

Options exercisable at December 31, 2007	2,213	19.80	4.17	3,157
Options exercisable at December 31, 2008	2,102	19.42	5.19	—

(1) Issued/converted pursuant to the tender offer announced in April 2006 described above.

Weighted average grant date fair value of options granted during 2006	$11.18
Weighted average grant date fair value of options granted during 2007	$14.84
Weighted average grant date fair value of options granted during 2008	$6.26

(1)	Issued/converted pursuant to the tender offer described above.

i2 TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of activity in our restricted stock plan as of the three years ended December 31, 2008, 2007 and 2006 is as follows (in thousands, except per share amounts and contractual life):

	Number of Shares	Weighted Average Exercise Price ($)	Weighted Remaining Contractual Life (Years)	Aggregate Intrinsic Value ($)
Outstanding balance, December 31, 2005	68	—	1.56	953
Granted
Grant price < fair market value	408	—
Vested	(40)	—
Forfeited	(28)	—

Outstanding balance, December 31, 2006	408	—	1.57	9,299

Granted
Grant price = fair market value (1)	400	—
Grant price < fair market value	218	—
Vested	(157)	—
Forfeited	(145)	—

Outstanding balance, December 31, 2007	724	—	1.89	9,124

Granted
Grant price < fair market value	262	—
Vested	(452)	—
Forfeited	(68)	—

Outstanding balance, December 31, 2008	466	—	2.41	2,977

Weighted average grant date fair value of restricted shares granted during 2008	$11.21

(1)

Represents a grant of restricted stock units to certain key employees that may vest based on the company achieving specified increases in GAAP Diluted Earnings per Share in 2008 and 2009 compared to 2006 Diluted Earnings per Share. This performance period for one-third of the award was from January 1, 2008 to December 31, 2008 and for the remaining two-thirds of the award is from January 1, 2009 to December 31, 2009. We are required to assess whether the performance criteria is probable of being achieved, and only recognize compensation expense if the vesting is considered probable. On a quarterly basis, we assess whether vesting is probable and based on that assessment record the appropriate expense. Based on our assessments during 2008, compensation expense of $0.7 million associated with these performance-based RSUs is reflected in our results of operations in the twelve-month period ended December 31, 2008.

In connection with stock option and restricted stock awards, we recognized compensation expense of $13.7 million, $12.4 million, and $16.3 million for the twelve months ended December 31, 2008, December 31, 2007 and December 31, 2006, respectively. Total compensation cost related to nonvested awards not yet recognized was $13.1 million at December 31, 2008. The expense is expected to be recognized over a weighted-average period of 5.65 years on a straight-line basis. The total fair value of options vested during the twelve-month periods ended December 31, 2008, December 31, 2007 and December 31, 2006 was $7.7 million, $8.2 million, and $9.7 million, respectively. The aggregate intrinsic value of options exercised was $0.3 million, $2.0 million, and $1.8 million during the twelve-month periods ended December 31, 2008, December 31, 2007 and December 31, 2006. The intrinsic value of a stock option is the amount by which the fair market value of the underlying stock exceeds the exercise price of the option. When we issue shares upon stock option exercises, our policy is to first issue any available treasury shares and then issue new shares.

i2 TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of nonvested stock option awards for the years ended December 31, 2008 and December 31, 2007, and changes during the respective periods is presented below:

	Nonvested Shares	Weighted Average Grant Date Fair Value ($)
Outstanding unvested balance, December 31, 2006	1,873	9.61
Granted
Grant price = fair market value	202	19.09
Grant price > fair market value	567	25.67
Forfeited	(465)	18.60
Vested	(829)	13.85

Outstanding unvested balance, December 31, 2007	1,348	17.64

Granted
Grant price = fair market value	1,033	11.97
Forfeited	(152)	15.10
Vested	(950)	15.41

Outstanding unvested balance, December 31, 2008	1,279	15.02

Of the options outstanding at December 31, 2008, and in the absence of acceleration of vesting or cancellations, approximately 679,269 options will vest in 2009, 362,216 in 2010, 205,033 in 2011 and 32,565 in 2012.

A summary of nonvested restricted stock awards as of December 31, 2008 and December 31, 2007, and changes during the respective periods is presented below:

	Nonvested Shares	Average Grant Date Fair Value ($)
Outstanding unvested balance, December 31, 2006	408	14.96
Granted
Grant price = fair market value (1)	400	25.70
Grant price < fair market value	218	15.75
Vested	(157)	14.80
Forfeited	(145)	22.60

Outstanding unvested balance, December 31, 2007	724	19.64

Granted
Grant price = fair market value	262	11.21
Vested	(452)	15.47
Forfeited	(68)	21.27

Outstanding unvested balance, December 31, 2008	466	16.79

i2 TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes information about our stock options outstanding at December 31, 2008:

Range of Exercise Prices	Options Outstanding			Options Exercisable
	Number of Shares	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (Years)	Shares	Weighted Average Exercise Price ($)
$ 7.25 — $ 12.50	1,438	10.57	6.59	746	9.43
$ 12.51 — $ 62.50	1,793	19.77	6.25	1,317	19.66
$ 62.51 — $ 93.75	—	82.87	0.40	0	82.87
$ 93.76 — $ 137.50	15	107.57	2.59	15	107.57
$137.50 — $2,301.00	23	267.38	1.80	23	267.38

	3,269	17.90	6.35	2,102	19.42

11.    Restructuring Charges and Adjustments

2007 Restructuring Plan.    During the second half of 2007 we initiated a reorganization and eliminated approximately 55 positions. The purpose of the restructuring was to reduce management layers to both decrease cost and increase speed around decision-making and internal processes. The realignment included the elimination of certain management levels as well as other targeted cost reductions. We recorded a charge of approximately $4.0 million primarily related to severance costs.

2005 Restructuring Plan.    On March 30, 2005, we implemented a restructuring plan to “resize” our infrastructure and reduce our overhead to improve efficiencies and reduce operating expense. The restructuring included the involuntary termination of 184 employees and closing or partially vacating four office locations. These activities are being accounted for in accordance with SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” During the first quarter of 2005, we recorded a restructuring charge of $10.4 million for the involuntary terminations and $2.1 million for office closures.

Consolidated Restructuring Accrual

The following table summarizes the 2008 and 2007 restructuring related payments and accruals. There was no remaining estimated sublease income at December 31, 2008.

	Employee Severance and Termination	Office Closure and Consolidation	Total
Remaining accrual balance at December 31, 2006	$192	$123	$315

Adjustments to prior restructuring plans	(23)	—	(23)
2007 expense	3,934	20	3,954
Cash payments	(3,820)	(143)	(3,963)

Remaining accrual balance at December 31, 2007	283	—	283

Adjustments to prior restructuring plans
2008 expense	(95)	—	(95)
Cash payments	(182)	—	(182)

Remaining accrual balance at December 31, 2008	$6	$—	$6

i2 TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.    Foreign Currency Risk Management

Because we conduct business on a global basis in various foreign currencies, we are exposed to adverse movements in foreign currency exchange rates. We maintain a program to mitigate foreign currency exposures that utilize foreign currency forward contracts to reduce selected non-functional currency exposures. The objective of this program is to reduce the effect of changes in foreign currency exchange rates on our results of operations. Furthermore, our goal is to offset foreign currency transaction gains and losses recorded for accounting purposes with gains and losses realized on the forward contracts.

We generally enter into forward contracts to purchase or sell various foreign currencies as of the last day of each month. These forward contracts generally have original maturities of up to one month and are net-settled in U.S. Dollars. Each forward contract is based on the current market forward exchange rate as of the contract date and no premiums are paid or received. Accordingly, these forward contracts have no fair value as of the contract date. Changes in the applicable foreign currency exchange rates subsequent to the contract date will cause the fair value of the forward contracts to change. These changes in the fair value of forward contracts are recorded through earnings and the corresponding assets or liabilities are recorded on our balance sheet. Gains and losses on the forward contracts are included as a component of non-operating expense, net, in our Consolidated Statements of Operations and offset foreign exchange gains and losses from the revaluation of current monetary assets and liabilities denominated in currencies other than the functional currency of the reporting entity. During 2008, we recognized net losses of $7.6 million on foreign currency forward transactions and net gains of $5.9 million from the revaluation of current monetary assets and liabilities. During 2007, we recognized net gains of $3.6 million on foreign currency forward transactions and net losses of $4.3 million on foreign currency transactions. During 2006, we recognized net gains of $0.1 million on foreign currency forward contracts and net losses of $0.3 million on foreign currency transactions.

A summary of our foreign currency forward contracts by currency as of December 31, 2008 and 2007 is presented in the following table (in thousands). All of these contracts originated, without premiums, on December 31, 2008 and 2007, respectively, based on then-current market forward exchange rates. Accordingly, these forward contracts had no fair value on December 31, 2008 and 2007 and no amounts related to these forward contracts were recorded in our financial statements.

		2008		2007
		Notional Amount of Forward Contract in Foreign Currency	Notional Amount of Forward Contract in U.S. Dollars	Notional Amount of Forward Contract in Foreign Currency	Notional Amount of Forward Contract in U.S. Dollars
Forward contracts to purchase:
Australian Dollars	AUD	690	$472	399	$350
British Pounds	GBP	2,344	3,445	997	1,975
Canadian Dollars	CAD	12,548	10,371	12,304	12,517
Danish Kroner	DKK	—	—	3,872	759
European Euros	EUR	4,089	5,773	2,751	4,012
Indian Rupees	INR	883,319	18,186	846,837	21,488
Japanese Yen.	JPY	172,064	1,904	475,278	4,279
Singapore Dollars	SGD	1,112	779	1,225	856
South Korean Won	KRW	—	—	270,447	290
Taiwanese Dollars	TWD	15,270	469	—	—

Total forward contracts to purchase			$41,399		$46,526

Forward contracts to sell:
South Korean Won	KRW	1,338	987		—
South African Rand	ZAR	1,410	146		—

Total forward contracts to sell			$1,133		$—

Total forward contracts			$42,532		$46,526

i2 TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our foreign currency forward contracts include credit risk to the extent that the bank counterparties may be unable to meet the terms of agreements. We reduce such risk by limiting our counterparties to major financial institutions. Additionally, the potential risk of loss with any one party resulting from this type of credit risk is monitored and risks are also mitigated by utilizing multiple counterparties.

13.    Income Taxes

The following information includes certain amounts which have been retrospectively adjusted due to the adoption of FSP APB 14-1, see Note 1—Summary of Significant Accounting Policies in our Notes to Consolidated Financial Statements.

The components of income before income taxes from domestic and foreign operations for the years ended December 31, 2008, 2007 and 2006 are as follows:

	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
Domestic	$107,233	$8,648	$17,516
Foreign	8,823	13,152	8,611

Total	$116,056	$21,800	$26,127

Our provision (benefit) for income taxes consists of the following:

	2008	2007	2006
Current:
State	$729	$126	$—
Federal	1,381	—	—
Foreign	4,414	6,241	5,557
Deferred:
Foreign	1,858	(234)	(1,736)

Total	$8,382	$6,133	$3,821

Federal and state income taxes accrued for 2008 primarily relate to Alternative Minimum Tax due resulting from payments received from SAP and JDA.

Our provision (benefit) for income taxes reconciles to the amount computed by applying the statutory U.S. federal rate of 35% to income before income taxes as follows:

	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
Expense computed at statutory rate	$40,620	$7,629	$9,144
Stock based compensation	2,054	1,749	2,372
Foreign operations	3,184	1,541	1,558
Decrease in valuation allowance	(40,565)	(4,936)	(12,514)
Dividend received from foreign subsidiary	16	—	3,094
Alternative Minimum Tax	1,381	—	—
Other	1,692	150	167

Provision for income taxes	$8,382	$6,133	$3,821

i2 TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Components of deferred tax assets and liabilities at December 31, 2008 and 2007 are comprised of the following:

	2008	2007
	(as adjusted)	(as adjusted)
Deferred tax assets
Deferred revenue	$5,335	$5,567
Accrued liabilities	7,872	7,141
Acquired intangibles	40,179	46,606
Capitalized expenses	43,344	56,646
Other	11,958	12,300

Total future deductible items	108,688	128,260
Loss carryforwards	661,792	687,285
Tax credits	39,226	41,131

Total tax loss carryforwards and credits	701,018	728,416

Total deferred tax assets	809,706	856,676
Valuation allowance against deferred tax assets	(802,098)	(847,210)

Net deferred tax assets	$7,608	$9,466

At December 31, 2008 and 2007, we had approximately $1.72 billion and $1.8 billion of U.S. federal net operating loss carryforwards for domestic federal tax purposes, respectively. These loss carryforwards are subject to certain annual limitations and are scheduled to expire as follows:

2019-2022	1,406,223
Thereafter	313,069

Total	$1,719,292

At December 31, 2008, our U.S. federal net operating loss carryforwards for tax purposes was approximately $2.0 million greater than our net operating loss carryforwards for financial reporting purposes due to our inability to realize excess tax benefits under SFAS 123(R) until such benefits reduce income taxes payable.

In addition to the tax loss carryforwards reflected above, at December 31, 2008, we had approximately $294.1 million in future deductible expenses for tax purposes. See the table above for a description of these deferred tax assets. These tax deductible items have varying schedules of amortization and deductibility with no expiration and will reduce taxable income in the years of deduction and may create or increase tax net operating losses in the years of deduction. Utilization of these future deductible expenses will reduce or delay our ability to utilize existing tax loss carryforwards, possibly resulting in the expiration of a portion of the existing loss carryforwards. Under current tax law, tax net operating losses created or increased as a result of these future tax-deductible items will have a carryforward period of 20 years from the year in which the loss is incurred.

At December 31, 2008 and December 31, 2007, we had approximately $38.9 million of U.S. federal research and development tax credit carryforwards. These tax credits expire in the years 2009 through 2028.

At December 31, 2008 and December 31, 2007, we had approximately $85.4 million and $87.7 million, respectively, of U.S. federal capital loss carryforwards. These loss carryforwards expire in the years 2009 through 2013. Capital losses may be offset only by capital gains.

i2 TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We had $5.1 million and $6.7 million of foreign net operating loss carryforwards at December 31, 2008 and 2007, respectively. Foreign net operating loss carryforwards at December 31, 2008 totaling $1.2 million expire in the years 2009 and $3.9 million expire in the years 2010 through 2014. At December 31, 2008 and 2007, we had $2.9 million and $3.7 million, respectively, of foreign research and development tax credit carryforwards. The foreign research and development tax credit carryforwards expire between 2021 and 2028.

As of December 31, 2008, we maintain a full valuation allowance against our U.S. net deferred tax assets and no valuation allowance against foreign net deferred tax assets. Each quarter, we review the necessity and amounts of the domestic and foreign valuation allowances taking into account various judgments and factors, including our historical and projected financial performance. Although we have been profitable for the past several years, current economic conditions and their effect on our business create significant uncertainty about our future taxable income in the near term and foreseeable future. Accordingly, we have not released any of our domestic valuation allowance in excess of that which corresponds to the net operating losses utilized in the current year. Despite the valuation allowance, the future tax-deductible benefits and tax credits related to these deferred tax assets remain available to offset future taxable income or reduce income taxes payable over the remaining useful lives of the underlying deferred tax assets. Except for items on which Alternative Minimum Tax may apply, we do not anticipate paying domestic federal income taxes for the foreseeable future. We will continue to incur state and local income taxes due to the manner in which they are determined.

We consider the earnings of certain foreign subsidiaries to be permanently reinvested outside the U.S. Aggregate unremitted earnings of foreign subsidiaries that are considered permanently reinvested and for which U.S. income taxes have not been provided totaled $49.2 million and $48.1 million as of December 31, 2008 and 2007, respectively.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (“SFAS 109”). This interpretation, which became effective for fiscal years beginning after December 15, 2006, introduces a new approach that significantly changes how enterprises recognize and measure tax benefits associated with tax positions and how enterprises disclose uncertainties related to income tax positions in their financial statements.

This interpretation applies to all tax positions within the scope of SFAS 109 and establishes a single approach in which a recognition and measurement threshold is used to determine the amount of tax benefit that should be recognized in the financial statements. FIN 48 also provides guidance on (1) the recognition, derecognition, and measurement of uncertain tax positions in a period subsequent to that in which the tax position is taken; (2) the accounting for interest and penalties; (3) the presentation and classification of recorded amounts in the financial statements; and (4) disclosure requirements.

On January 1, 2007, we adopted the provisions of FIN 48. As a result of the implementation of FIN 48, there was no adjustment to the January 1, 2007 balance of our accumulated deficit. At December 31, 2008 and 2007, we have recorded approximately $6.4 million and $4.5 million, respectively in FIN 48 tax contingency reserves in our taxes payable accounts relating to tax positions we have taken during tax years that remain open for examination by tax authorities.

i2 TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The change in unrecognized tax benefits for the twelve months ended December 31, 2008 and 2007 is as follows:

	2008	2007
Balance at January 1,	$30,513	$30,965
Additions for tax positions of prior years	2,881	322
Additions for tax positions of current year	1,278	957
Reductions related to lapses of statute of limitations	(835)	(689)
Reductions for settlements	(4,409)	(1,042)

Balance at December 31,	$29,428	$30,513

The additions for tax positions of prior years and the current year are related to global transfer pricing and foreign tax credits.

The total amount of unrecognized tax benefits at December 31, 2008, that would affect the company’s effective tax rate, and not be offset by our valuation allowance, if recognized is $7.1 million. Of this amount, we have paid approximately $2.9 million related to India transfer pricing as required under Indian tax law. There is a reasonable possibility that unrecognized tax benefits will increase or decrease by December 31, 2009 due to a lapse in the statute of limitations for assessing tax, settlements of prior year’s uncertain tax positions, additional tax assessments and accruals related to our global transfer pricing. However, it is not possible to reasonably estimate a range of such potential increase or decrease.

We account for interest expense and penalties related to income tax issues as income tax expense. Accordingly, interest expense and penalties associated with an uncertain tax position are included in the income tax provision. The total amount of accrued interest and penalties as of January 1, 2008 was $1.9 million. The total amount of accrued interest and penalties as of December 31, 2008 was $2.2 million.

Income tax expense for the twelve months ended December 31, 2008, includes $0.5 million of interest expense related to uncertain tax positions.

We or one of our subsidiaries file income tax returns in the United States (U.S.) federal jurisdiction and various state and foreign jurisdictions. We have open tax years for the U.S. federal return back to 1993 with respect to our net operating loss (“NOL”) carryforwards, where the IRS may not raise tax for these years, but can reduce NOLs. Otherwise, with few exceptions, we are no longer subject to federal, state, local or foreign income tax examinations for years prior to 2004.

14.    Segment Information, International Operations and Customer Concentrations

We operate our business in one segment, supply chain management solutions designed to help enterprises optimize business processes both internally and among trading partners. SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for the reporting of information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, who is our Chief Executive Officer (CEO), in deciding how to allocate resources and in assessing performance.

We market our software and services primarily through our worldwide sales organization augmented by other service providers, including both domestic and international systems consulting and integration firms and other industry-related partners. Our chief executive officer evaluates resource allocation decisions and our performance based on financial information, presented on a consolidated basis, accompanied by disaggregated

i2 TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

information by geographic regions. Sales to our customers generally include products from some or all of our product suites. We have not consistently allocated revenues from such sales to individual products for internal or general-purpose financial statements.

Revenues are attributable to regions based on the locations of the customers’ operations. Total revenues by geographic region, as reported to our CEO, were as follows:

	2008	2007	2006
United States	$148,490	$149,613	$159,420
International revenue:
Non-US Americas	5,605	6,486	11,045
Europe, Middle East and Africa	55,002	54,323	52,014
Greater Asia Pacific	46,716	49,888	57,198

Total international revenue	107,323	110,697	120,257

Total Revenue	$255,813	$260,310	$279,677

International revenue as a percent of total revenue.	42%	43%	43%

No individual customer accounted for more than 10% of our total revenues during 2008, 2007 or 2006.

Long-lived assets by geographic region excluding deferred taxes, as reported to our CEO, were as follows:

	2008	2007
Americas (United States, Canada)	$22,097	$29,251
Europe, Middle East, Africa	137	113
Greater Asia Pacific	5,140	2,047

Total Long Lived Assets	$27,374	$31,411

15.    Related Parties

On January 1, 2009, Rick Clemmer, an outside director and presently the Chairman of our Audit Committee, became CEO of NXP Semiconductors. NXP is a customer, and has purchased maintenance and consulting services in each of the last 3 years. In each year, revenue from NXP accounted for less than 1% of our operating revenues.

16.    Subsequent Events

Debt Repurchases

On February 6, 2009, the Company entered into a Consent and Purchase Agreement (“Purchase Agreement”) with the beneficial owner (the “Holder”) of $58.1 million in aggregate principal amount of the Company’s outstanding 5% Senior Convertible Notes (“Notes”).

Pursuant to the Purchase Agreement, the Company agreed to purchase all of the Notes owned by the Holder as of February 6, 2009 (the “Holder’s Notes”) for a purchase price of $997.50 per $1,000.00 of original principal amount plus all accrued and unpaid interest thereon and the Holder irrevocably consented to the amendments and supplements set forth in the form of Second Supplemental Indenture between the Company and the Trustee attached to the Purchase Agreement. The amendments eliminated certain covenants from the indenture. The

i2 TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s total payment for the Holder’s Notes was $58.7 million, including accrued interest through the closing of this transaction on February 9, 2009. With the completion of the purchase of the Holder’s Notes and subsequent additional repurchases from other parties, $3.5 million in aggregate principal amount of the Notes remained outstanding as of February 28, 2009.

Restructuring

In the first quarter of 2009, we implemented a restructuring program involving a reduction of approximately 80 associates from our workforce. The associated severance cost in 2009 is estimated to be between $4 million and $5 million.

Class Action Lawsuits

On November 6, 2009, two purported stockholder class action lawsuits were filed in the County Court of Dallas County, Texas against i2, its directors, and JDA. The two lawsuits, captioned Kamlesh Puri v. i2 Technologies, Inc., et al. (No. CC-09-08487-E) and Kenneth J. and Rita D. Stanley v. Jackson L. Wilson, Jr., et al. (No. CC-09-08476-B), allege generally that the company’s directors breached their fiduciary duties to i2’s stockholders by failing to conduct a fair process in connection with the proposed merger. The Puri lawsuit also names Amalgamated Gadget, L.P., one of i2’s largest stockholders, as a Defendant.

On November 10, 2009, a third purported stockholder class action lawsuit was filed in the District Court of Dallas County, Texas against i2, its directors, and JDA. The lawsuit, captioned Greek Orthodox Archdiocese Foundation v. i2 Technologies, Inc., et al.,(No. 09-15169), alleges that the company’s directors breached their fiduciary duties to i2’s stockholders by failing to maximize value to i2’s stockholders and by discouraging and/or inhibiting alternative offers to purchase i2.

On November 13, 2009, a fourth purported stockholder class action lawsuit was filed in the County Court of Dallas County, Texas against i2, its directors, JDA, and Amalgamated Gadget, L.P. The lawsuit, captioned Kenneth Gould v. i2 Technologies, Inc., et al., No. CC-09-08652-E alleges generally that the company’s directors breached their fiduciary duties to i2’s stockholders by failing to maximize value to i2’s stockholders and by discouraging and/or inhibiting alternative offers to purchase i2.

On November 13, 2009, a purported stockholder class action lawsuit was filed in the District Court of Dallas County, Texas against i2, its directors, and JDA. The lawsuit, captioned Jagannatha Ramaiah v. i2 Technologies, Inc., et al., (No. DC-09-15438) alleges generally that the company’s directors breached their fiduciary duties to i2’s stockholders by failing to maximize value to i2’s stockholders and by discouraging and/or inhibiting alternative offers to purchase i2.

As these actions are at an early stage, we are currently not able to assess an impact, if any, to our consolidated financial statements.

JDA Merger Agreement

On November 5, 2009, we announced that we entered into an Agreement and Plan of Merger relating to the acquisition of i2 by JDA. The Merger Agreement provides for merger consideration of a combination of cash and JDA common stock with a combined value equal to $18.00 per share based on JDA’s closing stock price on November 4, 2009. Consummation of the Merger is subject to approval by the holders of a majority of the issued and outstanding shares of i2 Common Stock and the Series B Preferred Stock (voting on an as-converted basis), voting together as a single class. The Board of Directors of each company has approved the transaction which is expected to close in first quarter 2010, and is subject to several closing conditions, including the approval and adoption of the merger agreement by i2’s stockholders, expiration or termination of the applicable Hart-Scott-Rodino waiting periods and regulatory and other customary conditions.